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EXHIBIT 21.1

NARA BANCORP, INC.

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation or Organization	Type
Nara Bank, National Association	United States	National Bank
Nara Bancorp Capital Trust I	Delaware	Statutory Business Trust
Nara Loan Center Corporation	New Jersey	Corporation

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EXHIBIT 21.1
NARA BANCORP, INC.
SUBSIDIARIES OF THE REGISTRANT